UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2007

NETBANK, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA		30005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On August 16, 2007, Stuart M. Cable resigned as a member of the Board of Directors of NetBank, Inc. (the “Company”). Mr. Cable’s resignation was not due to any disagreement with the Company.  Mr. Cable also resigned as a member of the Executive Committee, Corporate Governance Committee, and Compensation Committee of the Board of Directors of the Company effective August 16, 2007.

In addition, on August 17, 2007, Christopher H.B. Mills resigned as a member of the Board of Directors of the Company.  Mr. Mills’s resignation was not due to any disagreement with the Company.  Mr. Mills also resigned as a member of the Audit Committee of the Board of Directors of the Company effective August 17, 2007.

Item 8.01  Other Events.

NetBank (“NetBank, FSB”), a federally chartered savings bank and wholly-owned subsidiary of the Company, and Illinois Union Insurance Company (“Illinois Union”) entered into a Settlement Agreement, Mutual Release and Policy Rescission dated as of August 21, 2007, providing for the settlement of NetBank, FSB’s pending claims against Illinois Union and the payment of $19,250,000 to NetBank, FSB, subject to court approval of the settlement.

As reported in the Company’s previous filings with the Securities and Exchange Commission (the “SEC”), NetBank, FSB filed a complaint in January 2002 against Commercial Money Center, Inc. (“CMC”), Illinois Union, Safeco Insurance Company of America (“Safeco”), and Royal Indemnity Company (“Royal,” and together with Illinois Union and Safeco, collectively referred to as the “Sureties”). CMC was the originator and subservicer of various equipment leases (the “Leases”). NetBank, FSB purchased most of the payment streams generated by the subject Leases from CMC (the “Payment Streams”). The Sureties are insurance companies that issued surety bonds and insurance policies guaranteeing payment of the Payment Streams (the “Bonds”) and also served as master servicers of the Leases. The NetBank, FSB action against the Sureties alleges several claims, including claims for breach of contract, fraud and bad faith, and seeks, among other things, payment under and enforcement of the Bonds.  The claims of NetBank, FSB against CMC, Safeco, and Royal remain pending.

The settlement amount represents approximately 98.6% of the unrecovered purchase price NetBank, FSB paid for the outstanding Payment Streams allocable to Illinois Union, approximately 73% of the outstanding Payment Streams allocable to Illinois Union, and approximately 38.5% of the estimated total damages (outstanding Payment Streams plus interest, attorneys fees and other consequential damages) that had been claimed against Illinois Union.  The following chart shows, by Surety, the unrecovered purchase price NetBank, FSB paid for the outstanding Payment Streams, the Outstanding Payment Stream Amount, and the Estimated Total Damages (which includes outstanding Payment Streams, interest, attorneys fees, and other consequential damages).

	Unrecovered Purchase Price		Outstanding Payment Streams		Estimated Total Damages
Illinois Union	$19,513,742	(1)	$26,199,764	(1)	$50,000,000	(1)
Safeco	$22,923,995		$29,680,903		$55,000,000
Royal	$31,120,507		$33,986,744		$64,000,000

(1)            These amounts are shown for informational purposes only in light of the settlement with Illinois Union as described above.

Although NetBank, FSB during the past five and a half years has vigorously attempted to collect the amounts it believes are owed to it by the Sureties, the Company expects that without reaching settlements with the Sureties, it may take years to realize upon the amounts owed.

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2007, the Company anticipated recording impairment charges for the quarter ended June 30, 2007, on goodwill related to Market Street Mortgage Corporation, the Company’s wholly owned retail mortgage subsidiary, and on long-lived assets owned by NetBank, FSB, most with respect to its NetBank Funding Services division, the Company’s third-party conforming mortgage business. These impairment charges were estimated at $24.6 and $25.0 million, respectively, on both a pre- and after-tax basis. Additionally, the Company disclosed that the Office of Thrift Supervision (the “OTS”) had notified NetBank, FSB that it was undercapitalized and must respond with a capital restoration plan that fully satisfies the regulations governing such plans by no later than September 13, 2007.

The above-mentioned developments along with others factored into NetBank, FSB’s receptivity to the settlement with Illinois Union at this time. The proposed settlement was approved by the OTS and the Company.

As a result of ongoing financial and regulatory pressure, the Company believes that its outstanding common stock may have little or no value, notwithstanding NetBank, FSB’s settlement with Illinois Union and any potential recovery along the same lines with Safeco and Royal.  Accordingly, investment in the Company’s common stock would be highly speculative.

For more information on NetBank, FSB’s claims against the Sureties, see Item 2 of Part II of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2006, and Item 8.01 of the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.

Date: August 22, 2007	By:	/s/ Charles E. Mapson
Charles E. Mapson Chief Legal Counsel